                       AMENDMENT TO SUBADVISORY AGREEMENT
                         CAPITAL GUARDIAN TRUST COMPANY

     AMENDMENT made as of this 30th day of June, 2006 to the Subadvisory Agreement dated January 25, 1999 (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the "Adviser"), and Capital Guardian Trust Company, a California state-chartered trust company, (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended:

     a. to change the compensation of the Overseas Trust and U.S. Large Cap Trust as noted in Appendix A.

2. EFECTIVE DATE

     This Amendment shall become effective with on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and
(ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC


By: /s/ Bruce Speca
    ---------------------------------
    Exectutive Vice President


CAPITAL GUARDIAN TRUST COMPANY


By: /s/ Lee K. Yamauchi
    ---------------------------------
    Vice President

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                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for the following Portfolios (or portions of Portfolios) of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio (or if applicable, the portion of the Portfolio) at an annual rate as follows (the "Subadviser Percentage Fee"):

                      FIRST           EXCESS OVER
                 $500 MILLION OF    $500 MILLION OF
                 AGGREGATE ASSETS   AGGREGATE ASSETS
                 ----------------   ----------------
Income & Value

                         FIRST        EXCESS OVER
PORTFOLIO             $500 MILLION   $500 MILLION
---------             ------------   ------------
Overseas Equity....

                                      BETWEEN
                         FIRST     $1 BILLION AND   EXCESS OVER
PORTFOLIO             $1 BILLION     $2 BILLION      $2 BILLION
---------             ----------   --------------   -----------
U.S. Large Cap.....

     The Subadviser Fee for each Portfolio represents in full the compensation to be paid by the Adviser to the Subadviser, and no discounts or aggregation between accounts shall be applied.

     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year such number of calendar days to be determined at the beginning of each calendar year and applied throughout the calendar year by the applicable annual rates described in the preceding paragraph, and multiplying this product by the portion of the net assets of the Portfolio managed by the Subadviser, as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.